EXHIBIT 21

SUBSIDIARIES OF NORTHWEST NATURAL GAS COMPANY
an Oregon Corporation

Name of Subsidiary	Jurisdiction Organized

Gill Ranch Storage, LLC	Oregon

NW Natural Energy, LLC	Oregon

NW Natural Gas Storage, LLC	Oregon

NNG Financial Corporation	Oregon

Trail West Holdings, LLC	Delaware

Trail West Pipeline, LLC	Delaware

BL Credit Holdings, LLC	Delaware

Northwest Biogas, LLC	Oregon

KB Pipeline Company	Oregon

Northwest Energy Corporation	Oregon

Northwest Energy Sub Corporation	Oregon

NWN Gas Reserves LLC	Oregon

NW Natural Water Company, LLC	Oregon

FWC Merger Sub, Inc.	Idaho